SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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Alliance Bankshares Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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14200 Park Meadow Drive
Suite 200S
Chantilly, Virginia 20151
Dear Fellow Shareholders:
     You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Alliance Bankshares Corporation. The meeting will be held on Thursday, July 15, 2010, at 11:00 a.m. at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia. The accompanying notice and proxy statement describe the matters to be presented at the meeting. Enclosed is our Annual Report to Shareholders that will be reviewed at the Annual Meeting.
     At the Annual Meeting, you will vote on the election of four Class B director nominees to serve for the next three years, one Class C director nominee to serve for the next year, and two Class A director nominees to serve for the next two years. Your Board of Directors supports these individuals and recommends that you VOTE FOR them as directors. You will also vote on the appointment of Yount, Hyde & Barbour, P.C. as independent public accountants for Bankshares for 2010. The Board of Directors recommends that you VOTE FOR ratification of the appointment of Yount, Hyde & Barbour, P.C.
     We hope you can attend the Annual Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you choose to attend the Annual Meeting and vote in person, you can revoke your proxy at any time before it is voted. If you are the beneficial owner of shares held in “street name” through a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the meeting and wish to vote in person, bring with you a proxy or letter from your broker or nominee to confirm your right to vote the shares. Your vote is important regardless of the number of shares you own!
     We look forward to seeing you at the Annual Meeting, and we appreciate your continued loyalty and support.
Very truly yours,
William E. Doyle, Jr.
President and Chief Executive Officer
June 15, 2010

ALLIANCE BANKSHARES CORPORATION
14200 Park Meadow Drive, Suite 200S
Chantilly, Virginia 20151

NOTICE OF 2010 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, JULY 15, 2010
     The 2010 Annual Meeting of Shareholders of Alliance Bankshares Corporation (Bankshares) will be held at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia on Thursday, July 15, 2010 at 11:00 a.m., for the following purposes:
1.	To elect as directors of Bankshares the four Class B nominees, one Class C nominee and two Class A nominees to the Board of Directors named in the attached proxy statement, to serve until the 2013 Annual Meeting of Shareholders, 2011 Annual Meeting of Shareholders, and 2012 Annual Meeting of Shareholders, respectively;

2.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as Bankshares’ independent registered public accounting firm for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.
     Shareholders of record at the close of business on June 7, 2010, are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.
By Order of the Board of Directors,
Paul M. Harbolick, Jr.
Executive Vice President, CFO &
Secretary
June 15, 2010
IMPORTANT NOTICE
     Please complete, sign, date, and return the enclosed proxy card in the accompanying postage paid envelope so that your shares will be represented at the meeting. Shareholders attending the meeting may personally vote on all matters that are considered, in which event their signed proxies are revoked. If you are the beneficial owner of shares held in “street name” through a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the meeting and wish to vote in person, bring with you a proxy or letter from your broker or nominee to confirm your right to vote the shares.

ALLIANCE BANKSHARES CORPORATION
14200 Park Meadow Drive, Suite 200S
Chantilly, Virginia 20151

PROXY STATEMENT
2010 ANNUAL MEETING OF SHAREHOLDERS

GENERAL
     The following information is furnished in connection with the solicitation by and on behalf of the Board of Directors of the enclosed proxy to be used at the 2010 Annual Meeting of the Shareholders (the Annual Meeting) of Alliance Bankshares Corporation (Bankshares) to be held Thursday, July 15, 2010, at 11:00 a.m. at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia. The approximate mailing date of this proxy statement, accompanying notice, proxy card and annual report is June 15, 2010.
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on July 15, 2010
     The Notice of 2010 Annual Meeting of Shareholders, this proxy statement, a form of proxy card and Bankshares’ 2009 Annual Report to Shareholders are available on the internet at the following website: http://www.cfpproxy.com/5180
Directions to Annual Meeting
     To obtain directions to attend the Annual Meeting and vote in person, please contact the Corporate Secretary at (703) 814-7200.
Revocation and Voting of Proxies
     Execution of a proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a proxy may revoke it by attending the Annual Meeting and requesting to vote in person. If you are the beneficial owner of shares held in “street name” through a broker or other nominee, you should instruct your broker or nominee how to vote on your behalf, or, if you plan to attend the meeting and wish to vote in person, bring with you a proxy or letter from your broker or nominee to confirm your right to vote the shares. A shareholder may also revoke his proxy at any time before it is exercised by filing a written notice with Bankshares or by submitting a proxy bearing a later date. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a shareholder specifies how the proxy is to be voted with respect to any proposal for which a choice is provided, the proxy will be voted in accordance with such specifications. If a shareholder fails to specify how the proxy is to be voted with respect to a proposal, the proxy will be voted FOR election of the Class B, Class C and Class A director nominees named in Proposal One and FOR approval of Proposal Two.

Voting Rights of Shareholders
     Only those shareholders of record at the close of business on June 7, 2010, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of common stock of Bankshares outstanding on the record date and entitled to vote at the Annual Meeting is 5,106,819. Bankshares has no other class of stock outstanding. A majority of the shares entitled to be voted, represented in person or by proxy, will constitute a quorum for the transaction of business. Each share of Bankshares common stock entitles the record holder thereof to one vote upon each matter to be voted upon at the Annual Meeting. Shares for which the holder has elected to abstain or to withhold the proxies’ authority to vote (including broker non-votes) on a matter will count as shares present for the purpose of determining the presence or absence of a quorum at the meeting, but will not be included in determining the number of votes cast with respect to such matter.
     If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, is required to vote the shares in accordance with your instructions. If you do not give instructions to your broker, in certain circumstances your broker may nevertheless vote your shares. For example, if you do not give instructions to your broker, and your broker is a member of the New York Stock Exchange, under the rules of the New York Stock Exchange your broker can exercise discretionary power to vote your shares with respect to “routine” items, but is not permitted to vote your shares with respect to “non-routine” items. The ratification of the appointment of an independent registered public accounting firm is considered a “routine” item by the New York Stock Exchange, while the election of directors is considered to be a “non-routine” item. A broker who is not a member of the New York Stock Exchange may not be able to exercise discretionary voting with respect to even routine items depending on the rules of the exchange or market of which the broker is a member. Shares that your broker cannot vote on a particular matter because your broker has not received instructions from you are called “broker non-votes.”
     With regard to the election of the Class B, Class C and Class A nominees as directors, votes may be cast in favor or withheld. If a quorum is present, the four Class B director nominees, the one Class C director nominee, and the two Class A director nominees receiving the highest number of votes at the Annual Meeting (even though less than a majority) will be elected directors; therefore, votes withheld and broker non-votes will have no effect.
     Approval of any other matter, such as ratification of the appointment of Yount, Hyde & Barbour, P.C. as independent accountants, requires the affirmative vote of a majority of the votes cast on the proposal (that is, more votes in favor than against), if a quorum is present. Therefore, abstentions and broker non-votes will have no effect on whether or not such a matter is approved.
Solicitation of Proxies
     Bankshares will pay the costs of solicitation of proxies on behalf of the Board of Directors. Proxies may be solicited by mail, telephone, and other electronic means or in person. We will reimburse the expenses of brokers, nominees and fiduciaries who forward our proxy materials to our shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table shows as of June 1, 2010, the beneficial ownership of Bankshares’ common stock of the shareholders known to Bankshares to be the beneficial owners of more than 5% of Bankshares’ common stock and who are not also directors or executive officers of Bankshares.

Name and Address of	Amount and Nature of
Beneficial Owner	Beneficial Ownership(1)		Percent of Class
John W. Edgemond (2)	372,787	(2)	7.30%
Wellington Management Company, LLP (3)	365,305	(3)	7.15%
Grace & White, Inc. (4)	351,306	(4)	6.88%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the Exchange Act) under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

(2)	Based on Schedule 13D filed with the Securities and Exchange Commission (the SEC) on January 14, 2009 by John W. Edgemond. According to this Schedule 13D, as of January 7, 2009, Mr. Edgemond has sole voting power with respect to all 372,787 of these shares and sole investment power with respect to all 372,787 of these shares. Mr. Edgemond’s business address is 42660 John Mosby Highway, Chantilly, Virginia 20152.

(3)	Based on Schedule 13G/A filed with the SEC on February 17, 2009 by Wellington Management Company, LLP (Wellington). According to this Schedule 13G/A, as of December 31, 2008, in its capacity as investment advisor, Wellington has shared voting power with respect to 292,215 of these shares and shared investment power with respect to all 365,305 of these shares. The business address of Wellington is 75 State Street, Boston, Massachusetts 02109.

(4)	Based on Schedule 13G/A filed with the SEC on February 1, 2010 by Grace & White, Inc. According to this Schedule 13G/A, as of December 31, 2009, in its capacity as investment advisor, Grace & White, Inc. has sole voting power with respect to 31,800 of these shares and shared investment power with respect to all 351,306 of these shares. The business address of Grace & White, Inc. is 515 Madison Ave. Suite 1700, New York, New York 10022.

     The following table shows as of June 1, 2010 the beneficial ownership of Bankshares’ common stock of each director, director nominee and named executive officer, and of all directors and executive officers of Bankshares as a group.
Amount and Nature of Beneficial Ownership

Name of		Options Exercisable by	Percent
Beneficial Owner	Shares(1)	July 31, 2010(1)	of Class (2)
Oliver T. Carr, III	550	4,375	.10%
Thomas Patrick Danaher (3)	83,001	—	1.63%
William E. Doyle, Jr.	2,300	—	.05%
William M. Drohan (4)	25,993	15,291	.81%
Donald W. Fisher	1,000	—	.02%
Frank H. Grace, III	3,000	55,150	1.13%
Lawrence N. Grant (5)	49,268	15,291	1.26%
Paul M. Harbolick, Jr.	3,806	84,188	1.70%
D. Mark Lowers	—	—	—
John B. McKenney, III	13,000	33,300	.90%
Douglas W. McMinn (6)	2,000	—	.04%
Serina Moy (7)	71,277	15,291	1.69%
Craig W. Sacknoff (8)	22,724	62,913	1.66%
J. Eric Wagoner	10,800	—	.21%
George S. Webb (9)	234,150	15,291	4.87%
Robert G. Weyers (10)	69,000	15,291	1.65%
Thomas A. Young, Jr. (11)	72,004	—	1.41%
All directors & executive officers as a group (12)	496,068	316,381	14.98%

(1)	For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days. Beneficial ownership also includes any shares held in the name of an individual’s spouse, minor children or other relatives living in the individual’s home. Except as otherwise indicated, each director, director nominee, or executive officer has sole voting and investment power with respect to the shares shown.

(2)	The ownership percentage of each individual is calculated based on the total of 5,106,819 shares of common stock that were outstanding as of June 1, 2010, plus the number of shares that can be issued to the individual within sixty days of June 1, 2010 upon the exercise of stock options held by the individual, whether or not such options are “in the money.” Shares of common stock that are subject to exercisable stock options are deemed to be outstanding for the purpose of computing the percentage of outstanding common stock owned by any person or group but are not deemed outstanding for the purpose of computing the percentage of common stock owned by any other person or group.

(3)	Mr. Danaher ceased to serve as an executive officer of Bankshares effective December 29, 2009.

(4)	Includes 880 shares held by Mr. Drohan’s spouse.

(5)	Includes 6,469 shares Mr. Grant holds jointly with his spouse; 8,810 shares held by Mr. Grant’s spouse; 738 shares held by the Grant Revocable Family Trust with respect to which Mr. Grant has shared voting and shared investment power; and 1,294 shares held by Independent Insurance Center, Inc. with respect to which Mr. Grant has shared voting and shared investment power.

(6)	Mr. McMinn holds these shares jointly with his spouse.

(7)	Includes 11,954 shares Ms. Moy holds jointly with her spouse, 1,800 shares held by Ms. Moy’s spouse and 1,187 shares held as custodian on behalf of or by Ms. Moy’s children.

(8)	Includes 1,150 shares Mr. Sacknoff holds jointly with his spouse, 58 shares held jointly with Mr. Sacknoff’s children and 29 shares held as custodian for Mr. Sacknoff’s son.

(9)	Includes 67,000 shares held by Mr. Webb’s spouse; and 25,875 shares held by Laurkel Investment Partners LP with respect to which Mr. Webb has shared voting and shared investment power.

(10)	Includes 67,706 shares Mr. Weyers holds jointly with his spouse.

(11)	Includes 173 shares Mr. Young holds jointly with his spouse. Mr. Young ceased to serve as President and Chief Executive Officer effective January 29, 2010.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Exchange Act requires directors, executive officers, and any 10% or greater beneficial owners of Bankshares’ common stock to file reports concerning their ownership of and transactions in Bankshares’ common stock. Based on a review of the reports of changes in beneficial ownership of common stock and written representations made to Bankshares, Bankshares believes that its directors and executive officers complied with all filing requirements under Section 16(a) of the Exchange Act with respect to 2009, with the following exceptions: Dr. Fisher filed his Form 3 relating to his appointment to Bankshares’ Board of Directors late; Mr. Grace reported one transaction late on a Form 5; Mr. Webb filed two late Forms 4 reporting three transactions late; and Mr. Young, Bankshares’ former President and Chief Executive Officer, filed one late Form 4 during the year to report two transactions late.

In Memoriam — Thomas P. Danaher
     Thomas P. Danaher, former Chairman Emeritus and former Chairman of the Board of Directors, passed away on September 24, 2009. Mr. Danaher had served on the Board of Directors since 1997, and will be greatly missed.
PROPOSAL ONE
ELECTION OF DIRECTORS
     Bankshares has eight directors currently serving on its Board of Directors. The Board is divided into three classes (A, B and C) of directors, with each class serving a three-year term. In May 2010, in connection with his appointment as President and Chief Executive Officer of Bankshares, Mr. Doyle was appointed to serve as a Class B director. Over the past year, the Board had been contemplating expanding the size of the Board of Directors. In the spring of 2010, we also had a variety of discussions with a shareholder, Frank E. Williams, Jr., about expanding the Board of Directors. In connection with these discussions, the Board of Directors concluded that a larger, more diverse Board would be in Bankshares’ best interest, and in May 2010, expanded the Board to eleven members to bring additional perspectives and expertise to the Board. Consequently, in addition to nominating for election the four current Class B directors whose terms of office will expire at the Annual Meeting, the Board will also nominate three new individuals for election as directors to fill the Class C and Class A vacancies created when Bankshares expanded the size of its Board, including two individuals recommended by Mr. Williams.
     Messrs. Carr, Doyle, Drohan and Webb, who currently serve as Class B directors, will be nominated for election as Class B directors at the Annual Meeting. If elected, the Class B nominees will serve until the 2013 Annual Meeting of Shareholders. Mr. McMinn, who was initially recommended to the Nominating Committee by Mr. Williams, will be nominated for election as a Class C director. If elected, subject to regulatory approval, the Class C nominee will serve until the 2011 Annual Meeting of Shareholders. Mr. Wagoner, who was initially recommended to the Nominating Committee by Mr. Williams, and Mr. Lowers, who was initially recommended to the Nominating Committee by Mr. Doyle, will be nominated for election as Class A directors. If elected, subject to regulatory approval, the Class A nominees will serve until the 2012 Annual Meeting of Shareholders. The persons named in the proxy will vote FOR the election of the Class B nominees, the Class C nominee and the Class A nominees named below unless authority is withheld. The Board believes that each of the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute selected by the Board prior to the Annual Meeting.
     Messrs. Lowers, McMinn and Wagoner have been nominated to serve, and have agreed to serve, as directors of Bankshares subject to regulatory approval. The Board of Directors knows of no reason why regulatory approval would be withheld from Messrs. McMinn, Wagoner or Lowers. However, if any of these nominees fails to receive regulatory approval, there will be a vacancy on the Board of Directors. Under Bankshares’ Bylaws, the Board may fill any such vacancy by majority vote and the individual elected to the Board would serve, subject to regulatory approval, until the next annual meeting of shareholders.
     Certain information concerning the nominees for election at the Annual Meeting as Class B, Class C and Class A directors is set forth below, as well as certain information about the currently serving Class C and Class A directors, who will continue in office until the 2011 and 2012 Annual Meetings of Shareholders, respectively. This information includes the specific experience, qualifications, attributes and skills that the Board believes each nominee and continuing director possesses.

Nominees for Election of Directors

	Director
Name (Age)	Since (1)	Principal Occupation During Past Five Years

Class B Directors (To Serve Until the 2013 Annual Meeting)

Oliver T. Carr, III (45)	2007	Mr. Carr has served as President and CEO of Carr Properties, which is the operating group owned by the Commingled Pension Trust Fund of JPMorgan Chase Bank, N.A. since 2007. Carr Properties manages 3.6 million net rental square feet of commercial office properties in the Washington, D.C. metropolitan area. Mr. Carr was also the founder, President and CEO of Columbia Equity Trust, a publicly traded REIT, and served as Chairman of the Board from 2005 to 2007. Mr. Carr has a long history of community service in the Washington, D.C. area. He holds a Masters degree in Real Estate Development from MIT and a Bachelors degree from Trinity College and resides in Potomac, Maryland. He serves on the nominating committee. As a result of Mr. Carr’s extensive real estate and business experience, Mr. Carr provides the Board of Directors with invaluable insights on local business and commercial property trends. Mr. Carr also leverages his management experience to enhance the Board’s decision-making and oversight processes.

William E. Doyle, Jr. (57)	2010	Mr. Doyle became the President and Chief Executive Officer of Bankshares and Alliance Bank Corporation (the Bank) in May 2010, after serving as Interim President and Chief Executive Officer of Bankshares and the Bank since January 2010. Mr. Doyle served as President, Chief Executive Officer and an organizing director of Monument Financial Services, LLC from 2008 through 2009, where he led an organizing group in efforts to form a new community bank in the Richmond, Virginia area. Mr. Doyle also served as President, Chief Executive Officer and an organizing director of Frontier Community Bank (In Organization) in Augusta County, Virginia during 2006 and 2007, as Interim President, Chief Executive Officer and as a director of Citizens Bancorp of Virginia, Inc. in 2004 and 2005, and as President, Chief Executive Officer and Director of Guaranty Financial Corporation and Guaranty Bank from 2001 to 2004. Prior to 2001, Mr. Doyle served as Senior Vice President of Retail Banking and Mortgage Banking of the Middleburg Bank and as Corporate Senior Vice President and Director of Marketing of the Consumer Finance Group of Crestar Bank. Mr. Doyle has served on the boards of directors of the Virginia Bankers Association Management Services Corporation, the Virginia Bankers Association Benefits Corporation and Bankers Insurance LLC. Mr. Doyle holds a Masters degree in Business Administration from Duke University and earned a Bachelor of Science in Business Administration degree from Old Dominion University. Drawing from his extensive banking and bank organization experience, Mr. Doyle brings comprehensive knowledge of banking operations and the regulation of depositary institutions to the Board of Directors. Mr. Doyle also contributes his significant corporate governance experience which he has developed serving both banking and nonprofit organizations.

	Director
Name (Age)	Since (1)	Principal Occupation During Past Five Years

William M. Drohan (56)	1997	Mr. Drohan is a resident of Great Falls, Virginia, and is the President of the Drohan Management Group, an association management and consulting firm. In April 2009, Mr. Drohan was appointed Chairman of the Board of Directors. In addition, he chairs the ALCO committee and serves on the audit and nominating committees. Mr. Drohan formerly served as Executive Director of the National Association of State Credit Union Supervisors. He also serves on the board of directors of the Consultants Section of American Society of Association Executives and formerly served on the Board of Advisors to the George Washington University School of Business Mr. Drohan holds BS and MBA degrees. Mr. Drohan has an extensive understanding of the financial services industry and provides the Board of Directors key insights for assessing and managing risks and formulating corporate strategy. Mr. Drohan’s consulting experience offers the Board unique and valuable analytical and problem-solving techniques.

George S. Webb (68)	1997	Mr. Webb is a resident of Fairfax, Virginia and is the managing member of Airston East, a home building and real estate development company based in Easton, Maryland. Mr. Webb also is the former owner and former President of the Airston Group, a home building company dedicated to construction of quality homes and personal attention to their homeowners in Fairfax and Prince William Counties and the City of Alexandria. He chairs the loan committee and serves on the compensation and nominating committees. The Airston Group, which Mr. Webb started in 1976, has won several awards for quality, design and innovation. Mr. Webb is very active in Northern Virginia real estate and is a member of the Northern Virginia Building Association and the National Association of Home Builders. Through his leadership of the Airston Group, Mr. Webb has developed extensive knowledge of development and financing activities in the Northern Virginia real estate market, a market of critical importance to Bankshares. Mr. Webb also contributes extensive relationships and contacts in the real estate business in Bankshares’ principal market areas.

Class C Director (To Serve Until the 2011 Annual Meeting)

Douglas W. McMinn (62)	—	Mr. McMinn is a resident of Clifton, Virginia and, since 2004, has served as President and Chief Executive Officer of Kaiser Group Holdings, Inc. (KGHI), a publicly-traded holding company for industrial contracting and insurance subsidiaries. Mr. McMinn also serves as a director of KGHI and is directly responsible for its direction, growth and profitability. Mr. McMinn has served as an executive officer of various KGHI subsidiaries since 1990, directing significant international business initiatives, mergers and acquisitions. Prior to working for KGHI, Mr. McMinn served the U.S. government in various international trade advisory roles, culminating in service as the Assistant Secretary for Economic and Business Affairs for the U.S. Department of State from 1985 to 1988. Mr. McMinn’s extensive international business knowledge and federal government experience bring a broad view of the economy and world affairs to the Board. In addition, Mr. McMinn’s experience as a director of a publicly-traded company and his

Director
Name (Age)	Since (1)	Principal Occupation During Past Five Years

leadership skills developed in the public and private sectors will contribute important management and oversight abilities to the Board.(2)

Class A Directors (To Serve Until the 2012 Annual Meeting)

D. Mark Lowers (51)	—	Mr. Lowers is a resident of Round Hill, Virginia and, since 2004, has served as President and Chief Executive Officer of Lowers & Associates, LLC, an international risk management, risk mitigation and loss prevention firm that provides services to insurance companies, banks and other financial institutions. Mr. Lowers has over 24 years of experience administering risk management functions including risk assessments, risk mitigation techniques, audits and compliance programs. Mr. Lowers is actively involved in the Loudoun County, Virginia community and currently serves on the Board of Directors of INOVA Health System. Mr. Lowers served as the Chairman of the Board of Directors of Loudoun Healthcare, Inc. from 1998 through 2009, and as a director of Loudoun Healthcare, Inc. starting in 1994. Mr. Lowers brings significant risk management expertise and substantial information technology and corporate governance experience to Bankshares. These skills will assist the Board of Directors in managing Bankshares’ organizational and operational risks.

J. Eric Wagoner (59)	—	Mr. Wagoner is a resident of Darien, Connecticut and has served as a Managing Director, and Head of the High-Yield & Distressed Securities division of, Source Capital Group since 1995. Mr. Wagoner has over 34 years of investment securities experience and has developed specialized expertise in high yield and distressed debt instruments. Over the years, Mr. Wagoner has served on a variety of creditor committees for high profile commercial bankruptcies. Mr. Wagoner holds NASD Series 7, 24 and 63 licenses. Mr. Wagoner serves as a member of the board of directors of Argus Research Group, a leading independent equity research firm, and is a member of the Board of Visitors at Wake Forest University. Mr. Wagoner’s strong understanding of financial markets, investment securities and market analytics will assist the Board in monitoring and managing risks associated with the investments and funding positions of Bankshares and the Bank.

Directors Continuing in Office

Class C Directors (Serving Until the 2011 Annual Meeting)

Lawrence N. Grant, CLUR, CPCU (71)	1996	Mr. Grant founded the Independent Insurance Center, Inc., which writes property and casualty, bonding, life and health coverage for commercial and personal clients, specializing in contractors, restaurants, auto services, and high tech companies, with offices in Leesburg and Winchester, Virginia. Mr. Grant is also President of Fire Mark Insurance Associates, Inc. and is the Vice-President of Associated Risk Managers of Virginia, Inc. Mr. Grant resides in Leesburg, Virginia. He serves on the nominating committee. Mr.

	Director
Name (Age)	Since (1)	Principal Occupation During Past Five Years

		Grant has developed extensive risk assessment and risk management expertise that contributes a vital perspective to the Board’s oversight and risk management processes. Mr. Grant has served on the Board of Directors for 14 years and possesses a strong understanding of Bankshares’ history, business, organization and challenges in the current economic environment.

Serina Moy (55)	1997	Ms. Moy is a resident of Silver Spring, Maryland and is a principal in Moy, Cheung & Company, a local accounting firm. She became an NTPI Master in Taxation in 2002. Ms. Moy is the chairperson of the audit committee. She also serves on the compensation and nominating committees. She has been determined to be the Board of Directors’ audit committee financial expert. She is a member of an IRS Focus Group working on improving IRS programs and services, a member of the advisory council to the SBA, a member of the AICPA and NAEA Task Force and was an advisor to the Federal Government Single Web Site on the Internet. Ms. Moy serves as advisory council for a number of Chinese trade and non-profit organizations in the United States. Ms. Moy brings to the Board of Directors broad experience and expertise in accounting and auditing matters. Through her experience with IRS programs, Ms. Moy has also developed specialized tax knowledge that serves a critical role in the Board’s financial decision making process.

Class A Directors (Serving Until the 2012 Annual Meeting)

Donald W. Fisher, PhD (64)	2009	Dr. Fisher has served as the President and Chief Executive Officer of the American Medical Group Association (AMGA) since October 1980. Dr. Fisher also serves as Chairman of the Board of AMGA’s subsidiary Anceta, LLC. Dr. Fisher’s other AMGA-related offices include Secretary/Treasurer of the American Medical Group Foundation, Treasurer of the American Medical Group Association Political Action Committee, and President and Chief Executive Officer of the American Medical Group Corporation. Prior to joining the AMGA, Dr. Fisher served as the Executive Director of the American Academy of Physician Assistants in Alexandria, Virginia. Dr. Fisher serves on the Boards of Directors for the Disease Management Association of America, the Council of Accountable Physician Practices and the American International Health Alliance. Dr. Fisher earned a BS degree from Millsaps College, MS and PhD degrees from the University of Mississippi School of Medicine, and completed the Group Practice Executive Manager’s Institute at the Wharton School of Business. Dr. Fisher resides in Alexandria, Virginia. He serves on the nominating committee. Through over 30 years of experience with AMGA, Dr. Fisher has developed extensive executive management knowledge that provides the Board of Directors with a unique perspective on corporate governance and corporate strategy.

Robert G. Weyers (74)	1996	Mr. Weyers is the former owner and former President of KBR Corporation, a commercial and industrial renovation company doing business in the Washington, D.C. metropolitan area, which he sold in 2003. He chairs the compensation committee and serves on the nominating and audit committees. Mr. Weyers resides in Fairfax

Director
Name (Age)	Since (1)	Principal Occupation During Past Five Years

Station, Virginia. Through managing KBR Corporation, Mr. Weyers has developed extensive executive management and entrepreneurial experience that contributes to the Board’s strategic business analysis and decision-making.

(1)	Dates prior to 2003 refer to the year in which the director was first elected to the Board of Directors of Alliance Bank Corporation (a predecessor corporation to Bankshares).

(2)	Mr. McMinn was a senior officer of Kaiser Group International, Inc. (predecessor of Kaiser Group Holdings, Inc.) in June 2000 when Kaiser Group International, Inc. and 38 of its domestic subsidiaries voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware. Kaiser Group International, Inc. emerged from bankruptcy with an approved plan of reorganization in December 2000. Mr. McMinn currently is a senior officer of Kaiser Netherlands, B.V. (a former subsidiary of Kaiser Group International, Inc.), which in April 2008 filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Western District of Pennsylvania. Kaiser Netherlands, B.V. continues to conduct its business as a debtor-in-possession.
     The Board of Directors is not aware of any involvement in legal proceedings that would be material to an evaluation of the ability or integrity of any director, executive officer or director nominee named above; nor is the Board of Directors aware of any family relationship between any director, executive officer or director nominee named above. Unless authority for the Class B nominees, the Class C nominee and the Class A nominees named above is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted FOR the election of the Class B nominees, the Class C nominee and the Class A nominees proposed by the Board of Directors.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” ELECTION OF THE ABOVE NOMINEES.
Director Independence
     The Board of Directors is comprised of a majority of “independent” directors, as defined by the listing standards of the NASDAQ Stock Market (Nasdaq) as currently in effect and applicable to Bankshares. Independent directors do not receive consulting, legal or other fees from Bankshares or the Bank, other than Board and committee compensation. Although companies affiliated with certain of these directors provide goods and services to Bankshares and the Bank, the Board of Directors has determined in accordance with the Nasdaq listing standards that these independent directors have no relationships with Bankshares or the Bank that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The Board has determined that all current directors and director nominees are independent with the exception of Mr. Doyle. In determining each director’s and director nominee’s independence, the Board considered the fact that Carr Properties, of which Mr. Carr serves as President and CEO, leases the corporate headquarters to Bankshares under a lease that expires in July 2016, but determined that this relationship does not interfere with Mr. Carr’s ability to exercise independent judgment as a director of Bankshares, and also considered the fact that Lowers & Associates, LLC, of which Mr. Lowers serves as President and CEO, and Proforma Screening Services, of which Mr. Lowers is an owner and director, periodically provide information technology risk management and pre-employment background screening services, respectively, to the Bank, but determined that these relationships will not interfere with Mr. Lowers’s ability to exercise independent judgment as a director of Bankshares.
Board Leadership Structure
     The positions of Chief Executive Officer and Chairman of the Board are not held by the same person. Bankshares separates the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. As President and Chief Executive Officer of Bankshares and the Bank, Mr.

Doyle provides company-specific experience and expertise in his role, while Mr. Drohan, as the independent Chairman of the Board, contributes experience, oversight, and expertise from outside the organization. The Chief Executive Officer is responsible for determining Bankshares’ strategic direction and providing day-to-day leadership, while the Chairman of the Board leads the Board in its fundamental role of providing advice to, and independent oversight of, management and presides over meetings of the Board of Directors. The Board of Directors believes that separating the positions and having an independent director serve as Chairman of the Board is the appropriate leadership structure for Bankshares at this time, given the characteristics and circumstances of the company, and demonstrates Bankshares’ commitment to good corporate governance. In addition, the Board believes this structure provides the appropriate balance between strategy development and independent oversight of management. The Board of Directors periodically reviews Bankshares’ Board leadership structure to ensure that it remains the most appropriate structure for Bankshares and its shareholders.
Board Role in Oversight of Risk
     The Board has an active role, as a whole and at the committee level, in overseeing management’s ability to identify, measure, monitor and control risk. The Board and/or various committees regularly review information about credit, interest rate, liquidity, operational, regulatory and reputational risks The Board of Directors believes that its leadership structure allows the directors to provide effective oversight of risk management by receiving reports prepared by individuals responsible for risk management within the organization. In addition, at each Board meeting and as circumstances warrant, the management team and/or committee chairmen advise the Board regarding developments in Bankshares’ significant areas of risks and the measures taken or recommended to address those risks. The Board of Directors believes this leadership structure promotes effective oversight of risk management because the directors, led by an independent Chairman of the Board, are provided with the information necessary to evaluate Bankshares’ significant risks and measures for addressing them and are able to coordinate the risk oversight role through the management team and the relevant committees.
Meetings and Committees of the Board of Directors
     During 2009, the Board of Directors held thirteen meetings. Each director attended at least 75% of all meetings of the Board and committees on which he or she served.
     Bankshares has not adopted a formal policy on Board members’ attendance at the annual meetings of shareholders, although all Board members are invited and encouraged to attend and, historically, most have done so. All directors attended the 2009 Annual Shareholders Meeting.
     The Board of Directors has separately designated standing Audit, Compensation and Nominating Committees. Each of these committees operates pursuant to a written committee charter that has been adopted by the Board and is reviewed periodically by the committee for changes to recommend to the Board for approval. These charters are posted on Bankshares’ website at www.alliancebankva.com under “Corporate Governance.”
     Audit Committee. Current members of the Audit Committee are Messrs. Drohan and Weyers and Ms. Moy. The Board of Directors has determined that all of the members of the Audit Committee satisfy the independence and financial literacy requirements for audit committee members under the NASDAQ Stock Market (Nasdaq) listing standards and applicable SEC regulations. In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual’s financial sophistication. The Board of Directors has also determined that Ms. Moy, chairperson of the Audit Committee, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.
     The Audit Committee assists the Board in its oversight duties with respect to financial reporting, internal controls, the internal and external audit functions and other matters relating to corporate governance. The Audit Committee is responsible for the appointment, compensation, and oversight of the work of Bankshares’ independent accountants. The committee also reviews on a regular basis the work of Bankshares’ internal audit program. The Audit Committee met four times during 2009. Additional audit discussions occurred as an agenda item at several regularly scheduled Board meetings.
     Compensation Committee. Current members of the Compensation Committee are Messrs. Webb, Weyers and Ms. Moy. The Board of Directors has determined that all of the members of the Compensation Committee are independent under the Nasdaq listing standards. The Compensation Committee recommends the level of compensation of each senior officer of Bankshares and the Bank (and until it was sold on December 29, 2009, of Alliance Insurance Agency, Inc. (Alliance Insurance)), the granting of stock options, employment agreements and other employee remuneration plans for approval by the full Board of Directors. The Compensation Committee met twice during 2009.
     Nominating Committee. Current members of the Nominating Committee are Messrs. Carr, Drohan, Fisher, Grant, Webb, Weyers and Ms. Moy. The Board of Directors has determined that all of the members of the Nominating Committee are independent under the Nasdaq listing standards. The Nominating Committee is responsible for making recommendations to the full Board regarding nominations of individuals for election to the Board of Directors. The Nominating Committee met twice during 2009.
     Qualifications for consideration as a Board nominee may vary according to the particular areas of expertise being sought as a complement to the existing Board composition. However, in making its nomination determinations, the Nominating Committee considers, among other things, an individual’s business experience, industry experience, financial background, breadth of knowledge about issues affecting Bankshares, time available for meetings and consultation regarding company matters and other particular skills and experience possessed by the individual. The committee does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions. The Board of Directors believes that each nominee and continuing director has sufficient time available to devote to company matters and appropriately complements the existing Board composition. In addition, the specific experience, qualifications, attributes and skills that led the Board to conclude that each person should serve as a director of Bankshares is presented above under Proposal One — Election of Directors.
     Although the Nominating Committee charter does not set forth a formal policy regarding diversity, the Nominating Committee considers many factors in determining the selection criteria for directors, including consideration of how a candidate’s experience and background relate to the Board of Directors as a whole to ensure an appropriately diverse set of viewpoints and perspectives that reflects the needs of the Board of Directors at that time. The Board and the Nominating Committee periodically review the composition of the Board of Directors, including the diversity of viewpoints, perspectives and expertise offered by the current directors. As noted earlier, in May 2010 Bankshares expanded the Board of Directors to eleven members in order to add new directors that bring additional perspectives and expertise to the Board.
     Although the Nominating Committee has no formal policy with regard to the consideration of director candidates recommended by shareholders, the committee will consider candidates for directors proposed by shareholders in writing. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate’s qualifications to serve as a director. All such shareholder recommendations should be submitted to the attention of the Secretary of Bankshares at Bankshares’ principal office in Chantilly, Virginia, and must be received by December 1, 2010 in order to be considered by the Nominating Committee for the next annual election of directors. Any candidates recommended by a shareholder will be reviewed and considered in the same manner as all other director candidates considered by the committee.
     In addition, any shareholder entitled to vote in the election of directors generally may directly nominate one or more persons for election as director(s) at an annual meeting if notice of the nomination is given in advance in writing and complies with the requirements of the SEC’s rules and regulations. Notice of a shareholder nomination should set forth (1) the name and address, as they appear on Bankshares’ books, of the shareholder nominating the candidate; (2) the number of shares of Bankshares’ common stock beneficially owned by the shareholder; (3) the name, age, business address, and residence address of the nominee; (4) the principal occupation or employment of the nominee; (5) the number of shares of Bankshares’ common stock beneficially owned by the nominee, if any; (6) a description of all arrangements or understandings between the shareholder and the nominee and any other persons pursuant to which the shareholder is making the nomination; and (7) any other information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required pursuant to Regulation 14A under the Exchange Act relating to any person that the shareholder proposes to nominate for election as a director, including the nominee’s written consent to serving as a director if elected. Notice of any such shareholder nominations must be received by the Secretary at Bankshares’ principal office in Chantilly, Virginia on or before March 6, 2011 for the next annual election of directors.
Shareholder Communications with the Board of Directors
     Shareholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to Board of Directors, 14200 Park Meadow Drive, Suite 200S, Chantilly, Virginia 20151. Correspondence directed to an individual Board member will be referred if appropriate to that member. Correspondence not directed to a particular Board member will be referred if appropriate to the Chairman of the Board.
Code of Ethics
     Bankshares has adopted a Code of Ethics that applies to all directors, executive officers and employees of Bankshares and the Bank. A copy of the Code of Ethics will be provided, free of charge, upon written request made to the Secretary, Alliance Bankshares Corporation, 14200 Park Meadow Drive, Suite 200S, Chantilly, Virginia 20151. The Code of Ethics is also posted on Bankshares’ website at www.alliancebankva.com on the home page of the website.
Director Compensation
     The Budget Committee and the Compensation Committee jointly recommend to the full Board of Directors the compensation to be paid to Bankshares’ non-employee directors. Employee directors do not receive additional compensation for their board service.
     During 2009, each non-employee director received an annual retainer of $9,000, with the Chairman of the Board receiving an additional annual retainer of $9,000 and the Chairman of each of the Audit Committee, Loan Committee, ALCO Committee and Compensation Committee receiving an additional annual retainer of $3,500. The annual retainer fees are paid on an annual basis in January of the year to which the fee is applicable. Each non-employee director also received a monthly fee of $1,000.
     In light of the economic conditions and corporate performance the Board of Directors decided to reduce the annual retainer and monthly compensation for 2010 to a level which represents 85% of the standard compensation. Therefore, during 2010, each non-employee director will receive an annual retainer of $7,650, with the Chairman of the Board receiving an additional annual retainer of $7,650 and the Chairman of each of the Audit Committee, Loan Committee, ALCO Committee and Compensation Committee receiving an additional annual retainer of $2,975. Each non-employee director will also receive a monthly fee of $850.
     Each non-employee director is also eligible to receive non-qualified stock option awards pursuant to the Alliance Bankshares Corporation 2007 Incentive Stock Plan or 1999 Stock Option Plan in the discretion of the Compensation Committee. No stock options were granted to the non-employee directors during 2009.

Director Compensation Table for 2009 (1)
     The following table provides compensation information for 2009, for each member of the Board of Directors.

	Fees Earned or	Option Awards	All Other
Name	Paid in Cash	(2)	Compensation	Total
	($)	($)	($)	($)
Oliver T. Carr, III	$21,000	$—	$—	$21,000
William M. Drohan	$31,250	$—	$—	$31,250
Donald W. Fisher	$6,000			$6,000
Lawrence N. Grant	$21,000	$—	$—	$21,000
Harvey E. Johnson, Jr. (3)	$22,750	$—	$—	$22,750
Serina Moy	$22,750	$—	$—	$22,750
George S. Webb	$24,500	$—	$—	$24,500
Robert G. Weyers	$24,500	$—	$—	$24,500
Thomas P. Danaher (4)	$—	$—	$2,500	$2,500
Thomas A. Young, Jr. Former Employee Director	Not eligible for compensation as a director.	Not eligible for compensation as a director.	Not eligible for compensation as a director.	Not eligible for compensation as a director.

(1)	Bankshares’ non-employee directors are not eligible for non-equity incentive compensation, pension plan benefits or deferred compensation. As a result there is no reported compensation for Non-Equity Incentive Plan Compensation or Nonqualified Deferred Compensation Earnings.

(2)	No options were granted to any of the non-employee directors during 2009. As of December 31, 2009, the non-employee directors held the following options to purchase shares of common stock: Mr. Carr: 12,500, of which 4,375 were vested; Mr. Drohan: 18,541, of which 15,291 were vested; Dr. Fisher: none; Mr. Grant: 18,541, of which 15,291 were vested; Ms. Moy: 18,541, of which 15,291 were vested; Mr. Webb: 18,541, of which 15,291 were vested; and Mr. Weyers: 18,541, of which 15,291 were vested.

(3)	Mr. Johnson passed away on March 12, 2009.

(4)	Thomas P. Danaher retired from the Board of Directors on January 26, 2006, and served as Chairman Emeritus until he passed away on September 24, 2009. As Chairman Emeritus, he was available for advice and counsel to members of the Board of Directors and the Senior Management Team and was compensated $250 per month for these services.
Interest of Management in Certain Transactions
     The Bank grants loans and letters of credit to its executive officers, directors and their affiliated entities. These loans are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with unrelated persons, and, in the opinion of management, do not involve more than normal risk of collectability or present other unfavorable features. The aggregate amount of such loans outstanding at December 31, 2009 and 2008 was approximately $2.5 million and $1.9 million, respectively. During 2009, new loans and line of credit advances to such related parties amounted to $1.3 million in the aggregate and payments amounted to $645,000 in the aggregate.

     The Bank also maintains deposit accounts with some of its executive officers, directors and their affiliated entities. The aggregate amount of these deposit accounts at December 31, 2009 and 2008 amounted to $2.1 million and $2.5 million, respectively.
     On December 29, 2009, the Bank entered into and closed on a Stock Purchase Agreement (the Agreement) between the Bank as the seller and Thomas Patrick Danaher and Oswald H. Skewes as purchasers, both executives of Alliance Insurance, a wholly-owned insurance agency subsidiary of the Bank. The Agreement provided for the purchase by Mr. Danaher and Mr. Skewes of all of the issued and outstanding shares, consisting of 10,000 shares (the Shares), of Alliance Insurance. Until the sale, Mr. Danaher had been President of Alliance Insurance, and Mr. Skewes was responsible for managing the operations of Alliance Insurance in Manassas, Virginia. Pursuant to the Agreement, Mr. Danaher and Mr. Skewes purchased the Shares from the Bank for a total purchase price of $5,025,000. Of the total purchase price, Mr. Danaher contributed $4,975,000 to purchase 9,800 of the Shares and Mr. Skewes contributed $50,000 to purchase 200 of the Shares. A portion of the purchase price was payable at closing, with the balance payable pursuant to promissory notes, as described further below. Because this transaction constituted a related person transaction with respect to Mr. Danaher, the details with respect to Mr. Danaher are described further below.
     Of the $3,750,000 payable at closing, Mr. Danaher contributed $3,700,000, subject to application of a closing credit in the amount of $289,463, equal to the amount of the change of control payment (Danaher Change of Control Payment) to which Mr. Danaher may have been entitled under his employment agreement. In connection with the closing and application of the closing credit, Mr. Danaher released the Bank from any and all claims relating to payment of the Danaher Change of Control Payment and relinquished any other sums due under his employment agreement.
     At closing, Mr. Danaher delivered to the Bank promissory notes that do not bear interest (the Notes) evidencing his obligation to pay the $1,275,000 balance of the purchase price as follows: (1) $650,000 pursuant to the terms of one promissory note that is due and payable in full on February 15, 2011, and (2) $625,000 pursuant to the terms of five promissory notes in the original principal amount of $125,000 each, which are due and payable on February 15, 2011, 2012, 2013, 2014 and 2015, respectively. Each of these five notes is subject to reduction in the principal to be repaid if the employee benefits business line of Alliance Insurance does not satisfy certain revenue thresholds for that note’s relevant measuring period. The Notes contain usual and customary conditions and are secured by Mr. Danaher’s pledge to the Bank of the 9,800 Shares he purchased at closing.
     The boards of directors of Bankshares and the Bank determined that the sale of Alliance Insurance would enhance Bankshares’ regulatory capital in a difficult economy without diluting common shareholders. The consideration for the sale was determined pursuant to arms’ length negotiations among the parties, and the boards of directors of Bankshares and the Bank believe that the consideration is in line with valuations for similar insurance agencies.
     Under Bankshares’ Code of Ethics, all directors and employees (including the executive officers) are prohibited from having any direct or indirect financial or other participation in any business that competes with, supplies goods or services to, or is a customer of Bankshares. Bankshares’ President, Chief Financial Officer and Chairman of the Audit Committee are the Compliance Officers as identified in the Code of Ethics and are responsible for overseeing compliance with the Code of Ethics. These kinds of transactions are sometimes referred to as “related person transactions.”
     In addition, the Audit Committee is responsible for reviewing, approving and/or ratifying all related person transactions, other than related person transactions with respect to routine banking matters, which are reviewed in accordance with Regulation O and are not reviewed by the Audit Committee. The Audit Committee’s decision whether or not to approve or ratify a related person transaction will be made in light of the committee’s determination as to whether the transaction is or is not in the best interests of Bankshares. Where such transactions involve a director, the committee may also take into account the effect of the transaction on the director’s status as an independent member of the Board and eligibility to serve on Board committees under SEC and Nasdaq rules and regulations.

     The term “related person” generally means any of Bankshares’ directors or executive officers, nominees for director, persons known to own 5% or more of Bankshares’ common stock, and any member of the “immediate family” of such person.
     A “related person transaction” is generally an existing or proposed transaction in which Bankshares was or is to be a participant and the amount involved exceeds $120,000, and in which the related person had or will have a direct or indirect material interest. A related person transaction does not include:
•	the payment of compensation by Bankshares to its executive officers or directors; or

•	a transaction if the interest of the related person arises solely from the ownership of Bankshares’ common stock and all shareholders receive the same benefit on a pro-rata basis.
Executive Officers
     Information regarding Mr. Doyle, President and Chief Executive Officer, is presented above under Proposal One — Election of Directors.
     Paul M. Harbolick, Jr., CPA (50), is the Executive Vice President and Chief Financial Officer. Mr. Harbolick has 28 years of financial management experience. He served as Senior Vice President and Chief Financial Officer of Alliance Bank Corporation from October 1999, and of Alliance Bankshares Corporation since it was formed in May 2003, until September 2003, when he became Executive Vice President and Chief Financial Officer of both companies. He served as an Accounting Manager for Freddie Mac from March 1997 to October 1999. He was a Vice President with George Mason Bank from 1995 to 1997. Mr. Harbolick currently serves on the Board of Directors of INOVA Health System and on various committees of INOVA Health System.
     Frank H. Grace, III (51), is an Executive Vice President. He oversees the Private Client Services offered by Alliance Bank Corporation. Mr. Grace joined Alliance Bank Corporation in December 1999 to oversee the bank’s wealth management program. He has served as Senior Vice President of Alliance Bank Corporation from December 1999 and of Alliance Bankshares Corporation since it was formed in May 2003 until his promotion in 2007. He was appointed President of Alliance Home Funding in February 2005 and served in that role until December 2006, when the operations of the company were restructured. Mr. Grace has over 30 years of banking experience. Prior to joining Alliance, he spent 15 years with Wachovia Corporation and its predecessor organizations as a Vice President and Principal working in wealth management, cash management and retail programs. Mr. Grace is licensed under a Series 24, 63, 66 and 7 arrangement to offer securities and brokerage advice to customers under a dual employment agreement with Linsco Private Ledger. He serves as a trustee of the Fairfax County Uniformed Retirement Board. In addition, he is active in a number of civic and nonprofit organizations.
     Craig W. Sacknoff (60), is an Executive Vice President in charge of Residential Real Estate Finance. He has worked for Alliance Bank Corporation since July 1998. He became a Senior Vice President of Alliance Bank Corporation when it opened in November 1998 and of Alliance Bankshares Corporation when it was formed in May 2003 and served in that capacity until his promotion in 2007. Mr. Sacknoff served as Vice President/Commercial Lending of Patriot National Bank from 1991 to 1998. Mr. Sacknoff has over 38 years of experience in banking including commercial, real estate, construction, mortgage and retail positions.
     John B. McKenney, III (56), is a Senior Vice President and Chief Credit Officer. He joined Alliance Bank Corporation in February 2004. Prior to joining Alliance Bankshares Corporation, Mr. McKenney served as Executive Vice President and officer in charge of the Specialized Corporate Banking Division at Signet Bank in Virginia. Mr. McKenney also served as President and CEO of Signet Bank for the Washington, D.C. regional area. In addition, he is active in a number of nonprofit organizations and serves as an advisory board member. Mr. McKenney has over 30 years of corporate banking experience.

EXECUTIVE COMPENSATION
     In this discussion, we give an overview and analysis of our compensation program and policies. Included in this discussion are certain tables containing specific information about the compensation earned or paid in 2008 and 2009 to the following named executive officers: (i) the individual who served as Chief Executive Officer of Bankshares during 2009, (ii) the individual who served as Chief Financial Officer during 2009, (iii) the next three most highly compensated executive officers of Bankshares who received total compensation of $100,000 or more during the fiscal year ended December 31, 2009, and (iv) one former executive officer who would have been included in (iii) if he had been employed by Bankshares at the end of the fiscal year.
     During 2009, Thomas A. Young, Jr. served as President and Chief Executive Officer of Bankshares, and references in the following discussion to actions of the Chief Executive Officer during 2009 were performed by Mr. Young. Mr. Young ceased to serve as President and Chief Executive Officer effective January 29, 2010. Mr. Doyle became Interim President and Chief Executive Officer effective January 28, 2010, and President and Chief Executive Officer of Bankshares and the Bank effective May 4, 2010.
Compensation Objectives
     The primary objective of the Compensation Committee of the Board of Directors with respect to executive compensation is to evaluate and reward senior executives for performance consistent with improving long-term shareholder value. The committee evaluates each executive’s individual performance along with his contribution to the overall organization. The Chief Executive Officer provides specific information to the committee relative to the performance of the other members of the senior management team. The core compensation philosophy maintained by the committee and the full Board of Directors is a reward system for achievement. Executives that achieve individual goals are eligible for certain financial rewards. Corporate achievement of organizational goals such as profitability, growth and market expansion warrant additional rewards.
     In setting compensation, the Compensation Committee reviews performance metrics (ROE, ROA, stock price, growth and other relevant financial metrics) and compensation practices (base salary, bonus, stock options, perquisites and employment agreements) of local community banking organizations in Virginia and Maryland. The Compensation Committee considers the information gathered during its committee meetings.
     In light of the company’s organizational growth and maturity, the Compensation Committee decided to recommend beginning in 2007 that cash incentive compensation have a more formal link to performance. As a result, for 2008 and 2009 each senior executive had a portion of his cash incentive compensation tied directly to corporate performance.
Compensation Components and Committee Process
     The key components of our executive compensation program consist of base salary, annual cash bonus program, stock option awards, perquisites and employee benefits.
     The Compensation Committee recommends the level of compensation for each executive officer of Bankshares, the Bank and, until it was sold on December 29, 2009, Alliance Insurance Agency, Inc. (Alliance Insurance), the granting of stock options, employment agreements and other remuneration plans for approval by the Board of Directors. The Compensation Committee is supported by members of management (Human Resources Director, Chief Financial Officer and Chief Executive Officer). These executive officers provide supporting information requested by the Compensation Committee. The Chief Executive Officer regularly attends the Compensation Committee meetings as an invited attendee. The Chief Executive Officer is always excused from the Compensation Committee meetings when his compensation or employment is discussed.

Base Salary
     The Compensation Committee believes that base salary for senior executive officers should be targeted at market competitive levels. Base salaries are reviewed annually and adjusted from time to time, based on our review of market data and assessment of Bankshares and individual senior executive performance. In light of Bankshares’ performance and the difficult conditions in the financial services industry during 2009, the Compensation Committee determined not award any raises to the executive officers for 2009 or 2010. The base salaries of the current named executive officers during 2008, 2009 and continuing in 2010 are as follows: Mr. Harbolick $190,800, Mr. Grace $195,517, Mr. Sacknoff $172,963 and Mr. McKenney $139,120. During 2008 and 2009, Mr. Young’s base salary was $291,500 and Mr. Danaher’s was $192,975.
Annual Cash Bonus Program
     The goal of the annual cash program in 2009 was to align annual cash bonus incentives with organizational performance. The 2009 annual cash bonus program had three key factors for each senior executive. The primary factor that affected the annual cash bonus awards for all senior executives was formal corporate performance. The core factor measures return on equity (ROE) of Bankshares. The executives were eligible for the performance portion of the annual cash incentive based on a sliding scale of ROE results. A second portion of the annual cash bonus program was based on individual performance. The senior executives were measured on achievement of non financial, individual and department goals. Each senior executive’s annual cash bonus was affected by the two factors listed above. In addition, certain senior executives have individual production based incentive factors. In 2009, Bankshares’ performance was impacted by the economy, business cycle, credit losses, OREO impacts, deposit declines and the negative impacts of fair value accounting. Mr. Grace received a cash bonus of $10,000 for his contributions to the sales management efforts but no other cash bonuses were awarded to senior executives for the 2009 performance period.
Perquisites
     The Compensation Committee and the Board of Directors believe that reasonable perquisites are necessary to attract and retain talented executives. These perquisites include use of a company-provided automobile or a car allowance, dining club dues, country club dues and supplemental insurance as dictated by the employment agreements.
General Employee Benefits
     Bankshares offers competitive health, dental, disability and life insurance for all employees. The senior executives are eligible to participate in all of the above programs. In addition, the senior executives are eligible to receive matching 401(k) plan contributions on the same basis as other employees.
Risk Assessment
     The Compensation Committee has determined that the elements of Bankshares’ executive compensation program do not encourage excessive risk taking that is reasonably likely to have a material adverse effect on Bankshares. This determination has taken into account the following design elements of the compensation program and its policies and practices: the mixture of cash and equity compensation, the mixture of short-term and long-term compensation, and Bankshares’ active and ongoing risk monitoring.

Summary Compensation Table for 2009 (1)
     The following table sets forth the compensation paid to or earned by Bankshares’ named executive officers for 2009 and 2008.

Name and					All Other
Principal Position	Year	Salary	Bonus(2)	Option Awards(3)	Compensation		Total
		($)	($)	($)	($)		($)
Paul M. Harbolick, Jr.	2009	$190,800	$—	$—	$11,022	(4)	$201,822
Executive Vice President and CFO	2008	$193,232	$—	$—	$14,547		$207,779
Frank H. Grace, III	2009	$195,517	$10,000	$—	$20,428	(5)	$225,945
Executive Vice President	2008	$201,189	$—	$—	$27,464		$228,653
Craig W. Sacknoff	2009	$172,963	$—	$—	$10,904	(6)	$183,867
Executive Vice President	2008	$172,357	$—	$—	$14,117		$186,474
John B. McKenney, III	2009	$139,120	$—	$—	$—	(7)	$139,120
Senior Vice President and CCO	2008	$140,819	$—	$—	$—		$140,819

Former Officers
Thomas A. Young, Jr. (8)	2009	$291,500	$—	$—	$26,589	(9)	$318,089
Former President and CEO	2008	$298,116	$—	$—	$24,256		$322,372
Thomas Patrick Danaher (10) Former President, Alliance	2009	$192,975	$—	$—	$302,180	(11)	$495,155
Insurance Agency, Inc.	2008	$192,742	$—	$—	$14,789		$207,531

(1)	Bankshares’ named executive officers are not eligible for non-equity incentive compensation, pension plan benefits or deferred compensation. As a result, there is no reported compensation for Non-Equity Incentive Plan Compensation or Nonqualified Deferred Compensation Earnings.

(2)	Reflects amounts earned under the Annual Cash Bonus Plan.

(3)	No options were granted to any of the named executive officers during 2008 or 2009.

(4)	Represents $4,471 in automobile expenses(12), $5,964 in club dues and $587 in 401(k) matching contributions.

(5)	Represents $20,220 in club dues and $208 in supplemental insurance cost related to Mr. Grace’s golf club membership.

(6)	Represents $9,063 in automobile expenses (12) and $1,841 in 401(k) matching contributions.

(7)	Mr. McKenney did not receive any perquisites in 2008 or 2009.

(8)	Mr. Young ceased to serve as President and Chief Executive Officer of Bankshares and the Bank effective January 29, 2010.

(9)	Represents $19,233 in automobile expenses(12), $2,520 in club dues, $3,108 in supplemental insurance costs and $1,728 in 401(k) matching contributions.

(10)	On December 29, 2009, Mr. Danaher and another investor purchased all of the issued and outstanding shares of Alliance Insurance from the Bank. As a result, Mr. Danaher ceased to serve as an executive officer of Bankshares effective December 29, 2009.

(11)	Represents $10,787 in automobile expenses (12), $1,930 in 401(k) matching contributions and a closing credit in the amount of $289,463 that Mr. Danaher received in connection with the purchase of Alliance Insurance and the release of any amounts otherwise due under the change of control provisions of his employment agreement.

(12)	Automobile expenses reflect either the amount of the automobile allowance provided to the named executive officer or the aggregate incremental cost to Bankshares of providing an automobile to the named executive officer. The aggregate incremental cost to Bankshares of a named executive officer’s use of a company-provided automobile was determined based upon the vehicle’s lease cost.
Stock Option Awards
     The Compensation Committee, the Board of Directors and senior management believe aligning the long term interests of key employees, directors and senior management with shareholders is a key ingredient in the formula for organizational success. Over the years the Board of Directors and/or the Compensation Committee have granted stock option awards under the 1999 Stock Option Plan and the 2007 Incentive Stock Plan to align the long-term interests of key employees, directors and senior management with shareholders. The Compensation Committee has also delegated to the President and CEO authority to issue stock option awards to non-senior manager employees of Bankshares to align their respective interests with shareholders. The CEO may grant options to employees as necessary to recruit potential employees or to retain existing employees. Although the CEO has authority to grant the options as necessary, grants of more than 10,000 options are reviewed with the Compensation Committee prior to the grant issuance.
     Stock option awards have traditionally been granted to employees with terms of ten years and a vesting schedule of four years. The typical vesting schedule is 15% vesting after the first year, 20% vesting after the second year, 25% vesting after the third year and the final 40% vesting after the fourth year. Stock option awards are granted at fair market value on the date of grant, which has been determined by the Compensation Committee as the closing market price on the date of grant. With the exception of option awards granted to new hires and any stock options granted to non-senior manager employees by the CEO, stock option grants by the Compensation Committee have traditionally been made at the committee’s periodic meetings. The committee’s schedule is determined in advance, and the proximity of any equity awards to the release of earnings announcements or other material news events is coincidental.

Outstanding Equity Awards at 2009 Fiscal Year-End
     The following table provides information with respect to outstanding option awards held by the named executive officers at December 31, 2009. Bankshares has not issued any restricted stock.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option	Option
	Options	Options	Exercise	Expiration
Name	Exercisable (#)	Unexercisable (#)	Price ($)	Date(1)
Paul M. Harbolick, Jr.	10,350	—	$4.25	3/29/2011
	8,625	—	$4.64	6/26/2012
	17,250	—	$9.66	5/28/2013
	2,588	—	$6.48	1/31/2013
	27,600	—	$16.49	1/2/2014
	9,200	—	$14.00	12/30/2015
	2,450	4,550	$15.38	3/26/2017
	4,375	8,125	$9.80	9/26/2017

Frank H. Grace, III	17,250	—	$9.66	5/28/2013
	3,450	—	$13.16	8/29/2013
	21,275	—	$16.49	1/2/2014
	4,600	—	$14.00	12/30/2015
	2,450	4,550	$15.38	3/26/2017
	4,375	8,125	$9.80	9/26/2017

Craig W. Sacknoff	8,625	—	$4.64	6/26/2012
	17,250	—	$9.66	5/28/2013
	2,588	—	$6.48	1/31/2013
	21,275	—	$16.49	1/2/2014
	4,600	—	$14.00	12/30/2015
	2,450	4,550	$15.38	3/26/2017
	4,375	8,125	$9.80	9/26/2017

John B. McKenney, III	11,500	—	$16.13	2/24/2014
	5,750	—	$13.07	1/4/2015
	7,475	—	$14.00	12/30/2015
	2,450	4,550	$15.38	3/26/2017
	4,375	8,125	$9.80	9/26/2017

Former Officers

Thomas A. Young, Jr. (2)	17,250	—	$4.64	6/26/2012
	34,500	—	$9.66	5/28/2013
	5,175	—	$6.48	1/31/2013
	41,400	—	$16.49	1/2/2014
	13,800	—	$14.00	12/30/2015
	3,500	6,500	$15.38	3/26/2017
	8,750	16,250	$9.80	9/26/2017

Thomas Patrick Danaher (3)	2,450	4,550	$15.38	3/26/2017
	4,375	8,125	$9.80	9/26/2017

(1)	Each of these options expires ten years after the date of grant. The unexercisable options vest on a four year schedule from the date of grant, 15% vesting after first year, 20% after the second year, 25% after the third year and the remaining 40% after the fourth year.

(2)	All of Mr. Young’s unexercised options terminated three months after January 29, 2010.

(3)	All of Mr. Danaher’s unexercised options terminated three months after December 29, 2009.
Employment and Change of Control Agreements
     We have entered into employment agreements with each of the named executive officers. We believe employment agreements, including providing for reasonable severance in the event a named executive officer’s employment is terminated by us without cause, are necessary to allow us to be competitive in recruiting and retaining talented executive officers in our industry. In addition, we believe employment agreements with the named executive officers are appropriate because they clarify the terms of the executives’ employment and ensure that Bankshares and its subsidiaries are protected by non-compete, non-solicitation and non-disclosure provisions in the event the executives leave the organization.
     Our senior management has contributed significantly to our organization, and we believe that it is important to protect them in the event of a change of control. Further, it is Bankshares’ belief that the interests of shareholders will be best served if the interests of senior executives are aligned with the interests of shareholders, and providing change of control benefits should eliminate or substantially reduce any reluctance on the part of executive officers, because of the risk of losing their employment, to pursue potential change of control transactions that may be in the best interests of shareholders. Such arrangements also should keep executive officers focused on operating the business during any period of uncertainty associated with transaction that would result in a change of control. Each of the employment agreements for the named executive officers contains change of control provisions. Unlike the accelerated vesting of equity awards under the 1999 Stock Option Plan and the 2007 Incentive Stock Plan, these change of control benefits have a “double trigger,” which means that the benefits under these provisions are payable only if employment is terminated after consummation of a transaction that constitutes a change of control.
     Paul M. Harbolick, Jr., Executive Vice President & CFO of Bankshares and the Bank, is employed under an amended and restated employment agreement with the Bank, originally effective March 1, 2003, and currently in effect until March 1, 2011. The agreement provides for an automatic one-year renewal each March 1 subject to a requirement of 60 days’ prior notice in the event of nonrenewal by either party. The agreement provides for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the Board of Directors. Mr. Harbolick’s current annual base salary is $190,800. Mr. Harbolick is eligible for the usual and customary employee benefits from the company including life and disability insurance. In addition, the agreement provides that the company will provide a country club allowance of up to $457 per month (as subsequently increased by the Board), and will provide an automobile allowance of $350 per month. If Mr. Harbolick’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. Harbolick for good reason (as defined in the agreement), Mr. Harbolick will be entitled to continue receiving his then current base salary for the greater of the remainder of his contract term or twelve months. If within one year after a change of control (as defined in the agreement), Mr. Harbolick’s employment is terminated by the company other than for cause or is terminated by Mr. Harbolick for good reason, Mr. Harbolick will receive an amount equal to two years’ compensation (defined as annual base salary plus the average of his last three years’ bonuses) payable in equal monthly installments over twenty-four months. Additionally, Mr. Harbolick is subject to non-disclosure commitments and to non-compete commitments within a defined geographic area and non-solicitation commitments for a period of twelve months following termination of his employment. If Mr. Harbolick dies while employed, the company will pay his estate within 60 days of his death all salary and accrued bonus through the end of the month during which his death occurs. No other termination events result in termination payments under the agreement.

     Frank H. Grace, III, Executive Vice President of the Bank, is employed under an amended and restated employment agreement, originally effective January 13, 2004, and currently in effect until March 1, 2011. The agreement provides for an automatic one-year renewal each March 1 subject to a requirement of 60 days’ prior notice in the event of nonrenewal by either party. The agreement provides for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the Board of Directors. Mr. Grace’s current annual base salary is $195,517. Mr. Grace is eligible for the usual and customary employee benefits from the company including life and disability insurance. In addition, the agreement provides that the company will lease a car for Mr. Grace with a lease payment of up to $786.40 per month and will pay or reimburse Mr. Grace for all maintenance, insurance, fuel and taxes on such car. The agreement further provides that the company will provide monthly dues for Mr. Grace for membership in a dining club and a golf club. If Mr. Grace’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. Grace for good reason (as defined in the agreement), Mr. Grace will be entitled to continue receiving his then current base salary for the greater of the remainder of his contract term or twelve months. If within one year after a change of control (as defined in the agreement), Mr. Grace’s employment is terminated by the company other than for cause or is terminated by Mr. Grace for good reason, Mr. Grace will receive 1.5 times his average taxable income from the company for the five calendar years immediately preceding the calendar year of the change of control (with compensation for any partial year of employment annualized) (the 5-year average taxable compensation), payable in equal monthly installments over twenty-four months. Additionally, Mr. Grace is subject to non-disclosure commitments and to non-compete commitments within a defined geographic area and non-solicitation commitments for a period of twelve months following termination of his employment. If Mr. Grace dies while employed, the company will pay his estate within 60 days of his death all salary and accrued bonus through the end of the month during which his death occurs. No other termination events result in termination payments under the agreement. The agreement also contains provisions regarding the repayment of the loan that Mr. Grace entered into in connection with his golf club membership; as of December 31, 2008, the entire balance of the loan was repaid.
     Craig W. Sacknoff, Executive Vice President of the Bank, is employed under an amended and restated employment agreement, originally effective March 1, 2003, and currently in effect until March 1, 2011. The agreement provides for an automatic one-year renewal each March 1 subject to a requirement of 60 days’ prior notice in the event of nonrenewal by either party. The agreement provides for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the Board of Directors. Mr. Sacknoff’s current annual base salary is $172,963. Mr. Sacknoff is eligible for the usual and customary employee benefits from the company including life and disability insurance. In addition, the agreement provides that the company will lease a car for Mr. Sacknoff with a lease payment of up to $734.05 per month (as subsequently increased by the Board) and will pay or reimburse Mr. Sacknoff for all maintenance, insurance, fuel and taxes on such car. If Mr. Sacknoff’s employment is terminated by the company other than for cause (as defined in the agreement) or is terminated by Mr. Sacknoff for good reason (as defined in the agreement), Mr. Sacknoff will be entitled to continue receiving his then current base salary for the greater of the remainder of his contract term or twelve months. If within one year after a change of control (as defined in the agreement), Mr. Sacknoff’s employment is terminated by the company other than for cause or is terminated by Mr. Sacknoff for good reason, Mr. Sacknoff will receive 1.5 times his 5-year average taxable compensation, payable in equal monthly installments over eighteen months. Additionally, Mr. Sacknoff is subject to non-disclosure commitments and to non-compete commitments within a defined geographic area and non-solicitation commitments for a period of twelve months following termination of his employment. If Mr. Sacknoff dies while employed, the company will pay his estate within 60 days of his death all salary and accrued bonus through the end of the month during which his death occurs. No other termination events result in termination payments under the agreement.
     John B. McKenney, III, Senior Vice President and Chief Credit Officer of the Bank, is employed under a one-year employment agreement, effective March 1, 2007, and currently in effect until March 1, 2011. The agreement provides for an automatic one-year renewal each March 1 subject to a requirement of 60 days’ prior notice in the event of nonrenewal by either party. The agreement provides for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the Board of Directors. Pursuant to an informal arrangement, Mr. McKenney’s current annual base salary was reduced to $139,120. Mr. McKenney is eligible for the usual and customary employee benefits from the company including life and disability insurance. If Mr. McKenney’s employment is terminated by the company other than for cause (as defined in the agreement)

or is terminated by Mr. McKenney for good reason (as defined in the agreement), Mr. McKenney will be entitled to continue receiving his then current base salary for the greater of the remainder of his contract term or twelve months. If within one year after a change of control (as defined in the agreement), Mr. McKenney’s employment is terminated by the company other than for cause or is terminated by Mr. McKenney for good reason, Mr. McKenney will receive 1.5 times his 5-year average taxable compensation, payable in equal monthly installments over eighteen months. Additionally, Mr. McKenney is subject to non-disclosure commitments and to non-compete commitments within a defined geographic area and non-solicitation commitments for a period of twelve months following termination of his employment. If Mr. McKenney dies while employed, the company will pay his estate within 60 days of his death all salary and accrued bonus through the end of the month during which his death occurs. No other termination events result in termination payments under the agreement.
     Thomas A. Young, Jr., Former President & CEO of Bankshares and the Bank, was employed under a three-year employment agreement effective as of May 1, 2008, with an initial term ending May 1, 2011. The agreement terminated on January 29, 2010. The agreement provided for an automatic one-year renewal at the end of the initial term and each May 1 thereafter subject to a requirement of 60 days’ prior notice in the event of nonrenewal by either party. The agreement provided for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the Board of Directors. Effective as of May 1, 2008 and continuing through January 29, 2010, Mr. Young’s annual base salary was $291,500. Under the agreement, Mr. Young was eligible for the usual and customary employee benefits from the company including life and disability insurance, plus payment by the company of premiums on two additional life insurance policies owned by Mr. Young in the amount of $300,000 each. In addition, under the agreement the company provided him an allowance of up to $1,400 per month for the lease of a car for Mr. Young and paid or reimbursed Mr. Young for all maintenance, insurance, fuel and taxes on such car. The agreement provided that if Mr. Young’s employment were terminated by the company other than for cause (as defined in the agreement) or were terminated by Mr. Young for good reason (as defined in the agreement), Mr. Young was entitled to continue receiving his then current base salary for the greater of the remainder of his contract term or twelve months. If within one year after a change of control (as defined in the agreement), Mr. Young’s employment were terminated by the company other than for cause or were terminated by Mr. Young for good reason, Mr. Young was entitled receive up to 2.99 times his 5-year average taxable compensation, payable in equal monthly installments over thirty-six months, limited in any event to the maximum payment which could be made without any payment being considered an excess parachute payment under Section 280G of the Internal Revenue Code. Additionally, Mr. Young’s agreement contained non-disclosure commitments and non-compete commitments within a defined geographic area and non-solicitation commitments for a period of twelve months following termination of his employment. The agreement also provided that if Mr. Young died while employed, the company would pay his estate within 60 days of his death all salary and accrued bonus through the end of the month during which his death occurred. No other termination events would have resulted in termination payments under his agreement.
     Thomas P. Danaher, Former President of Alliance Insurance, was employed under an employment agreement, effective November 15, 2005, with a term ending September 30, 2010. The agreement terminated on December 29, 2009. The agreement provided for an automatic one-year renewal each September 30 subject to a requirement of 90 days’ prior notice in the event of nonrenewal by either party. The agreement provided for an initial annual base salary with an opportunity for base salary increases and bonuses at the discretion of the Board of Directors. Mr. Danaher’s annual base salary during 2009 was $192,975. Mr. Danaher was eligible for the usual and customary employee benefits from the company including disability insurance. In addition, under the agreement the company provided Mr. Danaher with an automobile allowance of up to $750 per month and paid or reimbursed him for all maintenance, insurance, fuel and taxes on such car. The agreement provided that if Mr. Danaher’s employment were terminated by the company other than for cause (as defined in the agreement) or were terminated by Mr. Danaher for good reason (as defined in the agreement), Mr. Danaher was entitled to continue receiving his then current base salary for the greater of the remainder of his contract term or twelve months. If within one year after a change of control (as defined in the agreement), Mr. Danaher’s employment were terminated by the company other than for cause or were terminated by Mr. Danaher for good reason, Mr. Danaher was entitled to receive eighteen months’ salary based on his then current base salary, payable in equal monthly installments over eighteen months. Additionally, Mr. Danaher’s agreement contained non-compete commitments within a defined geographic area for a period of twelve months following termination of his employment if and only if employment were terminated by the company other than for cause or were terminated by Mr. Danaher for good reason within one year after a change of control (as defined in the agreement), or for a period of three years following termination of his employment if employment were terminated for any other reason. The agreement also provided that if Mr. Danaher died while employed, the company would pay his estate within 60 days of his death all salary and accrued bonus through the end of the month during which his death occurred. No other termination events would have resulted in termination payments under his agreement.
     William E. Doyle, Jr., was appointed Interim President & CEO of Bankshares and the Bank effective January 28, 2010, and appointed President & CEO of Bankshares and the Bank effective May 4, 2010. Mr. Doyle is employed under an agreement with Bankshares and the Bank, dated as of May 4, 2010. The agreement is similar to the agreements described above and provides for Mr. Doyle’s employment as President and Chief Executive Officer of Bankshares and the Bank for an initial term through May 4, 2012. On May 4, 2012, and on each May 4 thereafter, the agreement will automatically renew for an additional one year term, unless a party provides at least 90 days’ prior notice of nonrenewal. Under the agreement, Mr. Doyle will receive an annual base salary of $299,500, subject to increase (but not decrease) in the discretion of Bankshares’ Board of Directors. Under the agreement, Mr. Doyle will receive such bonuses as the Board of Directors of the Company decides to pay in its discretion. Mr. Doyle will be eligible to participate in any employee benefit plans maintained by the Company for the benefit of its senior executives and for which he is or will become eligible, such as medical, dental and optical insurance, group term life insurance, long term and short term disability insurance, and a 401(k) retirement plan. Mr. Doyle will also be provided with a company-owned automobile for business and reasonable personal use during his employment. Mr. Doyle will also receive a grant of 50,000 stock options pursuant to the terms of the 2007 Incentive Stock Plan within 30 days of the effective date of the agreement. In recognition that Mr. Doyle will relocate his personal residence from Charlottesville, Virginia to Bankshares’ geographic location, we have agreed to reimburse Mr. Doyle for the reasonable rent and utilities incurred while living in temporary housing in the vicinity of the company for up to six months, limited to a maximum of $2,300 per month, grossed up for taxes. We have also agreed to reimburse Mr. Doyle for necessary and reasonable moving costs, subject to approval by Bankshares’ Board of Directors. If Mr. Doyle is terminated for any reason, he is entitled to payment of any vested but not yet paid benefits provided under the agreement. If Mr. Doyle is terminated other than for cause (as defined in the agreement), or if Mr. Doyle resigns for good reason (as defined in the agreement), Mr. Doyle will continue to receive his then monthly base salary for twelve months following termination, subject to reduction in the event Mr. Doyle receives other income during that period. If Mr. Doyle is terminated other than for cause or if he resigns for good reason within one year after a change of control (as defined in the agreement), he will receive 2.99 times his 5-year average taxable compensation, paid in equal monthly installments over twelve months following the date of termination, but limited to the maximum payment which could be made without any payment being considered an excess parachute payment under Section 280G of the Internal Revenue Code. The agreement includes noncompetition and nonsolicitation provisions that are in effect during the term of the agreement and for a period of twelve months following the termination of Mr. Doyle’s employment. The agreement also provides for confidentiality obligations during and following Mr. Doyle’s employment. If Mr. Doyle dies while employed, the company will pay his estate within 60 days of his death all salary and accrued bonus through the end of the month during which his death occurs. No other termination events result in termination payments under the agreement.
     In most cases, payment of the termination payments described above (other than the payments following death) for each executive will be delayed for six months following the executive’s termination date to comply with the requirements of Section 409A of the Internal Revenue Code. Any payments required to be delayed will be paid at the end of the six-month period in one lump sum. Any payments due after the end of the six-month period will be paid at the normal payment date provided for under the applicable employment agreement.
     The definitions of “cause,” “good reason” and “change of control” under these employment agreements are discussed under “Potential Payments Upon Termination or Change of Control” below.
Potential Payments Upon Termination or Change of Control
     Pursuant to the terms of their employment agreements and the terms of their outstanding stock options under Bankshares’ stock option plans, the named executive officers are (or were) entitled to certain payments or benefits upon a change of control or in connection with certain termination events.

Employment Agreements
Compensation to be Paid Upon Termination For Cause
     Under the employment agreements, in the event the company terminates the executive’s employment for cause, the executive is not entitled to any compensation from the company following the date of termination. Termination for cause would require purposeful and/or serious wrongdoing on the part of the executive which reflected poorly on his integrity or moral character or which resulted in a breach of certain commitments he had made to the company.
Compensation to be Paid Upon Death
     Under the employment agreements, if the executive dies while he is employed by the company, his employment agreement will terminate but the company pays to his estate that portion of his salary which he would have earned through the end of the month in which his death occurs, as well as that portion of his annual cash bonus, if any, which he had accrued through the end of the month in which his death occurs. In addition, the company currently pays the premiums on a group life insurance policy which will entitle the executive’s beneficiaries to a death benefit equal to twice the executive’s base salary. Until January 29, 2010, in the case of Mr. Young, the company also paid the premiums on two additional life insurance policies owned by Mr. Young providing a death benefit equal to $300,000 each.
Compensation to be Paid Upon Disability or Termination Without Cause or For Good Reason
     Under certain circumstances, either the executive or the company may desire to end his employment for a reason which is not set forth above. Among other events in this category, the company may terminate the executive’s employment even if he has done nothing wrong, the executive may resign from the company based on a “good reason,” or the company may determine that an executive is unable to continue working for the company due to disability. Under the employment agreements, if the executive is disabled (as defined in the agreement), the company will terminate his employment 90 days after notice of termination is provided to the executive. No additional compensation is payable under the agreements in the case of termination due to disability. Under the employment agreements, termination of an executive for any reason other than for cause, for disability or as a result of the executive’s death will entitle the executive to receive termination compensation from the company. If the executive decides to terminate his employment, then he is only entitled to receive termination compensation payments if he does so for “good reason,” which means the company has changed certain aspects of his employment in a significant way that is not acceptable to him or otherwise fails to fulfill a commitment the company had made to him. In each of these circumstances, for each month until the end of the term of the executive’s employment agreement, or for twelve months following the date of termination if longer, the company will pay to the executive an amount equal to one-twelfth of the annual salary which he was earning immediately before the termination. In the event that the executive breaches the confidentiality, non-disclosure or non-competition commitments which he made to the company in his employment agreement, then the company will no longer be required to make these payments. These commitments generally last for twelve months after termination of employment.
Compensation to be Paid Upon Change of Control
     Under the employment agreements, a change of control is a significant change of the company’s business or management that fits into one of these categories: (1) another party becomes the owner of enough of the company’s securities to control at least 50% of the voting power under certain circumstances; or (2) as a result of certain transactions, and within two years of the occurrence of such transactions, the people who formerly constituted a majority of the Board no longer constitute a majority of the Board. The executive’s employment agreements provide that any successor to the company, including an entity that becomes a successor as a result of a change of control, must assume and agree to perform the company’s obligations to the executives under the individual employment agreements. If a successor does not assume and agree to perform the company’s obligations under the individual employment agreements, then the executives will be entitled to terminate their employment for good reason and to receive the termination compensation described above. In the case of Mr.

Harbolick, if within one year after a change of control he is terminated without cause or he resigns for good reason, he will be entitled to an amount equal to two times his “compensation” (defined in the agreement as current base salary plus the average of the last three years’ bonus payments), payable in equal monthly installments over twenty-four months. In the case of Messrs. Grace, Sacknoff and McKenney, if within one year after a change of control, the executive officer is terminated without cause or he resigns for good reason, he will be entitled to an amount equal to 1.5 times his 5-year average taxable compensation, payable in equal monthly installments over twenty-four months for Mr. Grace and eighteen months for Messrs. Sacknoff and McKenney. In the case of Mr. Young’s former employment agreement, if within one year after a change of control (as defined in the agreement) his employment had been terminated by the company other than for cause or he resigned for good reason, Mr. Young would have received up to 2.99 times his 5-year average taxable compensation, payable in equal monthly installments over thirty-six months, limited in any event to the maximum payment which could be made without any payment being considered an excess parachute payment under Section 280G of the Internal Revenue Code. In the case of Mr. Danaher’s former employment agreement, if within one year after a change of control, his employment had been terminated without cause or he resigned for good reason, he would have been entitled to an amount equal to eighteen months’ salary based on his then current base salary, payable in equal monthly installments over eighteen months. In connection with his purchase of Alliance Insurance from the company on December 29, 2009, Mr. Danaher received a closing credit in the amount of eighteen months’ salary toward the purchase price for the release of any amounts otherwise due under the change of control provisions of his employment agreement.
Stock Options
     The 1999 Stock Option Plan provides for the grant of stock options to our directors, consultants and key employees. The 2007 Incentive Stock Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units and stock awards to our key employees, non-employee directors and non-employee service providers. As of June 14, 2010, only stock options have been granted under the 2007 Incentive Stock Plan.
     Once granted under either the 1999 Stock Option Plan or the 2007 Incentive Stock Plan, options can be exercised to purchase Bankshares’ common stock only in accordance with a vesting schedule stated in each option award agreement and with the other terms of the individual grant. The following summarizes the treatment of stock options upon certain events under the 1999 Stock Option Plan and the 2007 Incentive Stock Plan.
Treatment of Stock Options Upon Termination For Cause
     Under both the 1999 Stock Option Plan and the 2007 Incentive Stock Plan, if a person’s employment or service is terminated by us for cause, all of his stock options which have not been exercised will immediately be forfeited. The definition of “cause” under the 1999 Stock Option Plan is substantially similar to the definition of “cause” in the employment agreements described above. The definition of “cause” under the 2007 Incentive Stock Plan is substantially the same as the definition of “cause” in the 1999 Stock Option Plan, with the exception that the definition of “cause” under the 2007 Incentive Stock Plan expressly refers to Bankshares’ subsidiaries.
Treatment of Stock Options Upon Death or Incapacity
     Under both the 1999 Stock Option Plan and the 2007 Incentive Stock Plan, if a participant who has received stock options dies while he is working for or providing services to the company or one of its subsidiaries, his legal representative (usually his executor or administrator) has twelve months to exercise those vested options which the deceased person could have exercised as of the date of his death. Under both the 1999 Stock Option Plan and the 2007 Incentive Stock Plan, if a participant who has received stock options becomes incapacitated while he is working for or providing services to the company or one of its subsidiaries, his guardian or legal representative also has twelve months following the date of incapacity to exercise those vested options which the incapacitated person could have exercised as of the date of his incapacitation. After the 12-month period, any options that have not been exercised will be forfeited.

Treatment of Stock Options Upon Termination For Any Other Reason
     The employment or service of a person may end for a reason other than those set forth above. Under both the 1999 Stock Option Plan and the 2007 Incentive Stock Plan, if termination occurs for any other reason, such as retirement or resignation, a participant who has received stock options has three months to exercise those vested options which he could have exercised as of the date his employment or service ended. After the three-month period, any options which have not been exercised will be forfeited.
Treatment of Stock Options Upon Change of Control
     Under the 1999 Stock Option Plan, a change of control is a significant change in our business that fits into one of these categories: (1) Bankshares transfers all or almost all of its assets to another party; (2) another party becomes the owner of more than 50% of Bankshares’ stock; or (3) Bankshares is involved in a reorganization, a consolidation, or a merger with another party. If a change of control occurs, then, regardless of the usual vesting schedule, an employee who has received stock options may exercise all of his options, as long as the parties who own Bankshares’ common stock immediately before the change of control are not the same parties who hold, either directly or indirectly, a majority of the common stock of the acquiring party involved in the change of control. If a change of control occurs, the committee appointed by the Board to administer the 1999 Stock Option Plan may also take steps to protect those people who have received options, including (i) changing the exercise dates or termination dates of the options so that a person may exercise his options before the change of control; (ii) canceling the options a person has received and instead paying him cash in an amount equal to the fair market value of the stock on the day the change of control occurs, minus the exercise price he would have had to pay to exercise the options; or (iii) canceling the options a person has received and arranging for him to receive equivalent options to purchase the stock of the acquiring party involved in the change of control, so long as he receives substantially the same treatment under the substituted options that he would have received under the original options. The Board may also take other steps in addition to or instead of the steps set forth above to protect those people who have received options under the 1999 Stock Option Plan.
     Under the 2007 Incentive Stock Plan, a change of control is a significant change in our business that fits into one of these categories: (1) another party becomes the owner of 25% or more of Bankshares’ stock; (2) within any two-year period, the composition of the Board changes so that the directors who formerly constituted the Board no longer constitute a majority of the Board and the new directors were not approved by a sufficient number of former directors; (3) as a result of a merger or consolidation, Bankshares ceases to exist or Bankshares’ stock is converted into other property; (4) as a result of a merger or consolidation, we continue to exist but the holders of Bankshares’ stock immediately prior to the transaction do not own at least 51% of Bankshares’ stock immediately following the transaction; (5) Bankshares transfers all or almost all of its assets to another party; or (6) Bankshares’ shareholders approve the liquidation or dissolution of the company. If a change of control occurs, then, regardless of the usual vesting schedule, a participant who has received stock options may exercise all of his options. If a change of control occurs, the committee appointed by the Board to administer the 2007 Incentive Stock Plan may also take steps to protect those people who have received options, including (i) changing the exercise dates or termination dates of the options so that a person may exercise his options before the change of control; (ii) canceling the options a person has received and instead paying him cash in an amount which could have been obtained upon the exercise of the option, had the option been currently exercisable; (iii) adjusting the option in an appropriate way to reflect the change of control; or (iv) causing the outstanding options to be assumed, or new rights substituted for those options, by the acquiring or surviving party involved in the change of control.
     Except in the case of Mr. Danaher, the table below reflects potential payments to each of our named executive officers in the event of a termination of the named executive officer’s employment with us, whether due to retirement, death, disability, termination for cause, termination with good reason, or termination in connection with a change of control. The amounts shown assume in each case that the change of control or termination occurred on December 31, 2009, and that the relevant stock price was $2.85, which was the closing price of Bankshares’ common stock on December 31, 2009. Because Mr. Danaher was no longer serving as an executive officer of the company on December 31, 2009, the information provided in the table below for Mr. Danaher reflects the actual payments he received in connection with his purchase of Alliance Insurance on December 29, 2009.

				Involuntary
				Termination
		Involuntary		Without Cause or			Involuntary
		Termination		Voluntary			Termination
		Without		Termination			for Cause or
		Cause or		for Good			Voluntary
		Voluntary		Reason after			Termination
		Termination		Change of		Normal	without
Name	Benefit	for Good Reason		Control		Retirement	Good Reason	Death		Disability

Paul M. Harbolick, Jr.	Severance Payments	$222,600	(1)	$381,600		$—	$—	$—	(2)	$—
	Stock Option Vesting (3)	$—		$—		$—	$—	$—		$—
	Total Value	$222,600		$381,600		$—	$—	$—		$—
Frank H. Grace, III	Severance Payments	$228,103	(1)	$293,276		$—	$—	$—	(2)	$—
	Stock Option Vesting (3)	$—		$—		$—	$—	$—		$—
	Total Value	$228,103		$293,276		$—	$—	$—		$—
Craig W. Sacknoff	Severance Payments	$201,790	(1)	$259,445		$—	$—	$—	(2)	$—
	Stock Option Vesting (3)	$—		$—		$—	$—	$—		$—
	Total Value	$201,790		$259,445		$—	$—	$—		$—
John B. McKenney, III	Severance Payments	$162,307	(1)	$208,680		$—	$—	$—	(2)	$—
	Stock Option Vesting (3)	$—		$—		$—	$—	$—		$—
	Total Value	$162,307		$208,680		$—	$—	$—		$—

Former Officers

Thomas A. Young, Jr.	Severance Payments	$388,667	(1) (4)	$935,880	(4)(5)	$—	$—	$—	(2)	$—
	Stock Option Vesting (3)	$—		$—		$—	$—	$—		$—
	Supplemental Life Insurance	$—		$—		$—	$—	$600,000	(6)	$—
	Total Value	$388,667	(4)	$935,880	(4)(5)	$—	$—	$600,000		$—
Thomas Patrick Danaher	Severance Payments			$289,463	(7)
	Stock Option Vesting			$—	(3)
	Total Value			$289,463

(1)	The continuation of monthly salary payments for the remainder of the named executive officer’s employment agreement term is reflected as a lump sum payment.

(2)	Because the table assumes termination as of December 31, 2009, no amounts are reflected for payment of base salary earned through the end of the month in which death occurs.

(3)	No amounts are reflected related to the accelerated vesting of unvested stock options because all unvested stock options were “out of the money” as of December 31, 2009, and as of December 29, 2009, in the case of Mr. Danaher.

(4)	Mr. Young ceased to serve as President and Chief Executive Officer of Bankshares and the Bank effective January 29, 2010. In accordance with the terms of his employment agreement, in connection with his departure without cause, Mr. Young will continue to receive his current base salary through May 1, 2011, subject to a 6-month payment delay as required by Section 409A of the Internal Revenue Code. Mr. Young is receiving no other severance in connection with his departure.

(5)	These amounts may be reduced in order to avoid excess parachute payments under Section 280G of the Internal Revenue Code, in accordance with the named executive officer’s employment agreement.

(6)	Reflects life insurance proceeds payable to the named executive officer’s estate.

(7)	Reflects the closing credit equal to eighteen months’ salary that Mr. Danaher received toward the purchase price, in connection with his purchase of Alliance Insurance and the release of any amounts otherwise due under the change of control provisions of his employment agreement.
     The above table does not include benefits to which all salaried employees are entitled (such as life insurance) or the company’s 401(k) Plan benefits that would be paid to a named executive officer, except to the extent that the named executive officer is entitled to an additional or accelerated benefit as a result of the termination or change of control. In addition, the table does not include the value of vested but unexercised stock options as of December 31, 2009. The footnotes to the table describe the assumptions used in estimating the amounts set forth in the table. Because the payments to be made to a named executive officer depend on several factors, the actual amounts to be paid out upon a named executive officer’s termination of employment can only be determined at the time of the executive’s separation from us.
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of the Board of Directors consists entirely of directors who meet the independence requirements of the listing standards of Nasdaq and SEC regulations applicable to audit committee members.
     The Audit Committee assists the Board in overseeing and monitoring the integrity of Bankshares’ financial reporting process, its compliance with legal and regulatory requirements and the quality of its internal and external audit processes. The role and responsibilities of the Audit Committee are set forth in a written charter adopted by the Board. The Audit Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Board, with the recommendation of the Audit Committee, most recently amended the charter in 2004 to reflect the relevant provisions of the Sarbanes-Oxley Act and related Nasdaq rules.
     The Audit Committee is responsible for overseeing Bankshares’ overall financial reporting process. In fulfilling its oversight responsibilities for the financial statements for fiscal year 2009, the Audit Committee:
•	Reviewed and discussed the annual audit process and the audited financial statements for the fiscal year ended December 31, 2009 with management and Yount, Hyde & Barbour, P.C. (YHB), Bankshares’ independent accountants;

•	Discussed with management and YHB the adequacy of Bankshares’ system of internal controls;

•	Discussed with YHB the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, relating to the conduct of the audit, including YHB’s judgments about the quality, not just the acceptability, of Bankshares’ accounting principles and underlying estimates in Bankshares’ consolidated financial statements; all critical accounting policies and practices to be used; all alternative treatments within generally accepted accounting principles for policies and practices related to material terms that have been discussed with management of Bankshares; and other material written communication between the independent accountants and Bankshares’ management, such as any management letter or schedule of unadjusted differences; and

•	Received written disclosures and the letter from YHB required by applicable requirements of the Public Company Accounting Oversight Board regarding YHB’s communications with the audit committee concerning independence. The Audit Committee also discussed with YHB its independence.
     The Audit Committee also considered the status of pending litigation, taxation matters and other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.
     As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Bankshares’ financial reporting, internal controls and audit functions. Management is responsible for the preparation, presentation and integrity of Bankshares’ financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and auditors, and the experience of the Audit Committee’s members in business, financial and accounting matters.
     Based on the Audit Committee’s review of the audited financial statements and discussions with management and YHB, the Audit Committee recommended to the Board that the audited financial statements be included in Bankshares’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the SEC.
Audit Committee
Serina Moy, Chairperson
William M. Drohan
Robert G. Weyers
Principal Accountant Fees and Services
     The following table presents the fees for professional audit services rendered by Yount, Hyde & Barbour, P.C. for the audit of Bankshares’ consolidated financial statements for the fiscal years ended December 31, 2009 and 2008, and fees billed for other services rendered by Yount, Hyde & Barbour, P.C. during those periods. All services reflected in the following table for 2009 and 2008 were pre-approved in accordance with the policy of the Audit Committee of the Board of Directors.

Year Ended December 31,	2009	2008

Audit Fees (1)	$110,000	$103,295
Audit-Related Fees (2)	5,873	9,340
Tax Fees (3)	12,850	8,200
All Other Fees	—	—

Total	$128,743	$120,835

(1)	Audit fees consist of audit and review services, and review of documents filed with the SEC.

(2)	Audit-related fees consist of pre-approved consultation concerning financial accounting and reporting standards, Public Funds agreed upon procedures and agreed upon procedures for ACH compliance.

(3)	Tax fees consist of preparation of Federal and State income tax returns and consultation regarding tax compliance issues.
     The Audit Committee has determined that the provision by Yount, Hyde & Barbour, P.C. of the non-audit services referred to above is compatible with the maintenance of that firm’s independence.
Pre-Approval Policies
     Pursuant to the terms of its charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by Bankshares’ independent accountants. The Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent accountants in order to ensure that the provisions of such services does not impair the accountants’ independence. The Audit Committee has delegated interim pre-approval authority to Ms. Moy, chairperson of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. In addition, pre-approved research and consultation fees requested by management may be performed throughout the engagement year not to exceed $5,000.

PROPOSAL TWO
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed Yount, Hyde & Barbour, P.C. as Bankshares’ independent registered public accounting firm for the fiscal year ending December 31, 2010. Yount, Hyde & Barbour, P.C. rendered audit services to Bankshares for the fiscal year ended December 31, 2009. These services consisted primarily of the examination and audit of Bankshares’ financial statements, tax reporting assistance, and other audit and accounting matters. In the event that the appointment of Yount, Hyde & Barbour, P.C. is not ratified by shareholders at the Annual Meeting, the Audit Committee will consider making a change in the independent registered public accounting firm for 2011.
     Representatives of Yount, Hyde & Barbour, P.C. are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to your questions.
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF YOUNT, HYDE & BARBOUR, P.C., AS BANKSHARES’ INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.
OTHER BUSINESS
     As of the date of this proxy statement, management of Bankshares has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL MEETING
     Bankshares anticipates that the 2011 Annual Meeting will be held on or about May 25, 2011. If any shareholder intends to present a proposal for consideration at the 2011 Annual Meeting, notice of the proposal must be received by the Secretary, at Bankshares’ principal office in Chantilly, Virginia, on or before March 6, 2011. If any shareholder intends to present a proposal to be considered for inclusion in Bankshares’ proxy materials in connection with the 2011 Annual Meeting, the proposal must be in proper form and must be received by the Secretary, at Bankshares’ principal office in Chantilly, Virginia, on or before December 21, 2010.
     The proxy solicited by the Board of Directors for the 2011 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at the meeting if Bankshares has not received notice of such proposal by March 6, 2011, in writing delivered to the Secretary.

By Order of the Board of Directors, Paul M. Harbolick, Jr. Executive Vice President, CFO & Secretary
A copy of Bankshares’ Annual Report on Form 10-K (including exhibits) as filed with the SEC for the year ended December 31, 2009, will be furnished without charge to shareholders upon written request directed to Alliance Bankshares Corporation, 14200 Park Meadow Drive, Suite 200S, Chantilly, Virginia 20151, Attn: Corporate Secretary (Investor Relations Department).

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE
FORM OF REVOCABLE PROXY ForWith- ALLIANCE BANKSHARES CORPORATION holdFor All Except☐☐☐
ANNUAL MEETING OF SHAREHOLDERS PROPOSAL ONE. To elect the following JULY 15, 2010 Class B nominees to serve as directors This proxy is solicited on behalf of the Board of Directors. until the 2013 Annual Meeting of The undersigned shareholder of Alliance Bankshares Corporation (Bankshares) hereby Shareholders, Class C nominee to serve as appoints Serena Moy and Robert G. Weyers, jointly and severally as proxies, with full director until the 2011 Annual Meeting of power to act alone, and with full power of substitution to represent the undersigned, Shareholders, and Class A nominees to and to vote all shares of Bankshares standing in the name of the undersigned as of the serve as directors until the 2012 Annual close of business on June 7, 2010 at the Annual Meeting of Shareholders to be held Meeting of Shareholders. Thursday, July 15, 2010 at 11:00 a.m. at the Fair Lakes Hyatt, 12777 Fair Lakes Circle, Fairfax, Virginia or any adjournment thereof, on each of the matters listed: This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the Class B, Class C and Class A director nominees named in Proposal One and FOR approval of Proposal Two. If any other matter shall be brought before the meeting, the shares represented by this proxy will be voted by the proxy agents, to the extent entitled, in accordance with their best judgment.
Class B Nominees: — Oliver T. Carr, III William E. Doyle, Jr. William M. Drohan George S. Webb Class C Nominee: — Douglas W. McMinn Class A Nominees: — D. Mark Lowers J. Eric Wagoner
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below. ==========================================================================================
PROPOSAL TWO. To ratify the appointment of Yount, Hyde & Barbour, P.C., as For Please be sure to date and sign this proxy card in the box independent accountants for the fiscal Against below. Date year ending December 31, 2010. Abstain☐☐☐ —
To transact such other business as may properly come before the Annual Meeting or any adjournment thereof. NOTE: Please sign your name(s) exactly as shown imprinted hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.
Sign above Please check this box if you plan to attend the meeting. ? ☐ —
? Detach above card, sign, date and mail in postage-paid envelope provided. ? ALLIANCE BANKSHARES CORPORATION
PLEASE ACT PROMPTLY PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.
PROXY MATERIALS ARE AVAILABLE ON-LINE AT: http://www.cfpproxy.com/5180 —